Exhibit 99.2

Investor Fact Sheet August 2011 Rate Filing

Overview:

Filing date August 25, 2011

Based on a 240-day regulatory calendar plan for a decision by late April 2012

New rates approximately May 2012

Request 5.8% or $91 million revenue increase

Test Year

Twelve months ended March 31, 2011 with known and measurable adjustments.

Proposed Rate Base: $3.4 billion

Excludes: $722 million of transmission rate base as of Dec. 31, 2010; and

  $393 million of environmental rate base as of Dec. 31, 2010 under ECRR

Proposed Return

Request 10.6% ROE and 8.68% overall return

Currently implied authorized return is 10.4% ROE and 8.50%

Capital structure (pro forma including settlement of forward equity sales)

		A	B	C
		% of Capitalization	Cost	Weighted Avg. Cost
1	Debt	47.97%	6.65%	3.19%
2	Preferred equity	0.41%	4.55%	0.02%
3	Common equity	51.62%	10.60%	5.47%

4	Total	100.00%		8.68%

Current prices based on 50.83% equity ratio

Rate Case Drivers:

Increased O&M:

Higher tree trimming costs

Increasing regulatory compliance costs

Higher employee benefit costs

Reduced depreciation and amortization

Lower energy sales

Requesting no changes in principal ratemaking methods

Request to use follow-on abbreviated rate case for La Cygne environmental project

For more information contact investor relations: Bruce Burns 785-575-8227 bruce.burns@westarenergy.com

General Rate Case Process
August 2011 Rate Filing
Prepare case using
historical test year
w/pro forma updates
Company files its
request
(August 25, 2011)
Interventions Discovery
Technical hearings Briefs
Decision
(240 days after filing)
(Decision late April 2012)
Staff / Interveners
file response to
company request
Rebuttal testimony
Settlement / Pre-hearing
conference
Rates implemented
(generally within
30 days)
Public hearings
(typically at multiple
locations in service area)